Exhibit 21

TREDEGAR CORPORATION

Virginia

Jurisdiction
Name of Subsidiary	of Incorporation

AFBS, Inc.	Virginia
AUS Corporation	Virginia
Bon L Aluminum LLC	Virginia
Bon L Campo Limited Partnership	Texas
Bon L Holdings Corporation	Virginia
Bon L Manufacturing Company	Virginia
The William L. Bonnell Company, Inc.	Georgia
Buena Vista Holdings, LLC	Virginia
El Campo GP, LLC	Virginia
Falling Springs LLC	Virginia
Guangzhou Tredegar Film Products Limited	China
Idlewood Properties, Inc.	Virginia
Jackson River Mountain Properties LLC	Virginia
Smith Bridge 40, LLC	Virginia
TFP Italia S.r.l.	Italy
Tredegar Brazil Industria De Plasticos Ltda.	Brazil
Tredegar Consumer Designs, Inc.	Virginia
Tredegar Far East Corporation	Virginia
Tredegar Film Products, B.V.	Netherlands
Tredegar Film Products Company Shanghai, Limited	Shanghai
Tredegar Film Products Corporation	Virginia
Tredegar Film Products (Europe), Inc.	Virginia
Tredegar Film Products Kft.	Hungary
Tredegar Film Products - Lake Zurich, LLC	Virginia
Tredegar Film Products India Private Limited	India
Tredegar Film Products (Latin America), Inc.	Virginia
Tredegar Film Products (Korea), Inc.	Korea
Tredegar Film Products (U.S.) LLC	Virginia
Tredegar Films Development, Inc.	Virginia
Tredegar Films RS Converting, LLC	Virginia
Tredegar Investments, Inc.	Virginia
Tredegar Investments II, Inc.	Virginia
Tredegar Performance Films Inc.	Virginia
Tredegar Real Estate Holdings, Inc.	Virginia